CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 20, 2009, accompanying the financial statements of Utility Income Portfolio, Series 23 (included in Van Kampen Unit Trusts, Series 715) as of October 31, 2008, and for the period from November 13, 2007 (Initial Date of Deposit) through October 31, 2008 then ended and the financial highlights for the period from November 13, 2007 (Initial Date of Deposit) through October 31, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-146309) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

GRANT THORNTON LLP

New York, New York
February 20, 2009